NATIONS RESERVES

                       SHAREHOLDER SERVICING PLAN ("PLAN")
                                INVESTOR C SHARES

         Section 1. Each of the proper officers of Nations Reserves ("Reserves") is authorized to execute and deliver, in the name and on behalf of Reserves, written agreements based substantially on the form attached hereto as Appendix A or any other form duly approved by Reserves' Board of Trustees ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship ("Servicing Agents") with the beneficial owners of Investor C Shares of Reserves (as listed on Schedule 1) (collectively, the "Shares") in any of Reserves' portfolios listed on Schedule 1 (the "Funds") provided that any material modifications of services listed in the Agreement shall be presented for approval or ratification by the Trustees at the next regularly scheduled Board Meeting. Pursuant to such Agreements, Servicing Agents shall provide shareholder support services as set forth therein to their clients who beneficially own Shares of the Funds in consideration of a fee, computed monthly in the manner set forth in the applicable Fund's then current prospectus, at an annual rate of up to 0.25% of the average daily net asset value of the Shares beneficially owned by or attributable to such clients. Affiliates of Reserves' distributor, administrator, co-administrator and adviser are eligible to become Servicing Agents and to receive fees under this Plan. All expenses incurred by a Fund in connection with the Agreements and the implementation of this Plan shall be borne entirely by the holders of the Shares of the particular Fund involved. If more than one Fund is involved and these expenses are not directly attributable to Shares of a particular Fund, then the expenses may be allocated between or among the Shares of the Funds in a fair and equitable manner.

         Section 2. Reserves' administrator and/or co-administrator shall monitor the arrangements pertaining to Reserves' Agreements with Servicing Agents. Reserves' administrator and co-administrator shall not, however, be obligated by this Plan to recommend, and Reserves shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

         Section 3. So long as this Plan is in effect, Reserves' distributor shall provide to Reserves' Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

         Section 4. Unless sooner terminated, this Plan shall continue in effect for a period of one year from its date of execution and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons," as defined in the Investment Company Act of 1940, of Reserves and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Trustees") cast in person at a meeting called for the purpose of voting on this Plan.

         Section 5. This Plan may be amended at any time with respect to any Fund by Reserves' Board of Trustees, provided that any material amendment of the terms of this Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 4.

         Section 6. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Trustees.

         Section 7. While this Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

         Section 8. Reserves will preserve copies of this Plan, Agreements, and any written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.

                                   SCHEDULE I

Nations Convertible Securities Fund
Nations California Municipal Bond Fund
Nations Intermediate Bond Fund
Nations Blue Chip Fund
Nations Cash Reserves
Nations Treasury Reserves
Nations Municipal Reserves
Nations Government Reserves
Nations Money Market Reserves
Nations California Tax Exempt Reserves
Nations International Equity Fund
Nations International Value Fund
Nations Emerging Markets Reserves

Dated:        December 2, 1998
Last Amended: June 8, 2001